Exhibit 5.2

[Groom Law Group letterhead]

September 14, 2016

Danaher Corporation

2200 Pennsylvania Avenue, NW

Suite 800W

Washington, DC 20037-1701

Dear Ladies and Gentlemen:

This opinion is being furnished to you in connection with a Registration Statement on Form S-8 (the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended (the “Act”), of up to 862,154 shares of Common Stock, $.01 par value (the “Shares”) and up to $250,000,000 of Deferred Compensation Obligations, of Danaher Corporation, a Delaware corporation (the “Corporation”), that may be issued by the Corporation pursuant to the Danaher Corporation & Subsidiaries Executive Deferred Incentive Program (the “Plan”). We have served as your special employee benefits counsel in connection with the Plan. We have not participated in the preparation of the Registration Statement or the issuance of the Shares or Deferred Compensation Obligations, or any opinions related thereto.

In rendering this opinion, we have examined such corporate records, Plan documents, and other documents, and such questions of law arising under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), as we have considered necessary or appropriate for purposes of this opinion. In addition, as to certain factual matters as to which we have no independent knowledge, we have relied upon information obtained from, and representations made by, officers and employees of the Corporation.

For purposes of this opinion, we have assumed that the Plan has been duly adopted by the Corporation in substantially the form incorporated by reference as an exhibit to the Registration Statement, that the Plan is unfunded and maintained primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees, that all participants in the Plan are management or highly compensated employees within the meaning of Section 401(a)(1) of ERISA, that the Plan is not designed or operated for the purpose of satisfying the requirements of Section 401(a) of the Internal Revenue Code of 1986, as amended, and that the Corporation filed a “top hat statement” (as contemplated by ERISA) for the Plan, pursuant to Department of Labor Regulation 2520.104-23. We have also assumed the genuineness of all signatures, the authenticity of all documents and instruments submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the capacity and authority of all persons purporting to certify matters to us on behalf of the Corporation.

Based on the foregoing, and subject to the qualifications, limitations and assumptions set forth herein, we advise you that, in our opinion, the provisions of the written documents constituting the Plan comply with the requirements of ERISA pertaining to such provisions.

The foregoing opinion is limited to ERISA, and we are expressing no opinion as to any other law. We undertake no responsibility to advise you of any changes in the law or facts after the date hereof that would alter the scope or substance of the opinion herein expressed.

The foregoing opinion represents our current professional judgment and is not a guarantee or warranty.

When we make assumptions for the purpose of expressing the opinion set forth herein, we do so with your permission.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Sincerely, Groom Law Group, Chartered

BY:	/s/ Jeff Witt
Jeff Witt, a Principal